1 BeautyHealth Announces Leadership Transition Beauty Industry Veteran and BeautyHealth Director Marla Beck to Serve as Interim CEO, Succeeding Andrew Stanleick Long Beach, Calif., November 13, 2023—The BeautyHealth Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced that Andrew Stanleick will depart the Company as President & Chief Executive Officer and relinquish his Board seat, effective November 19, 2023. Current BeautyHealth Director Marla Beck will serve as Interim Chief Executive Officer while the Company’s Board of Directors completes a formal search for a new CEO. “On behalf of the Board of Directors, I would like to thank Andrew for his leadership and commitment to BeautyHealth. He has been a passionate advocate for the Company, especially adding to its visibility within the broader beauty and aesthetics industries through innovative partnerships and thought leadership. We wish him well in all his future endeavors,” said Board Chairman Brent Saunders. He added: “Marla is a beauty industry veteran and trusted voice on the BeautyHealth Board. Her deep entrepreneurial leadership experience and connection to the category will serve as a steadying force with the team, while the Board completes its search for a new CEO. The Board maintains confidence in BeautyHealth’s strategy and long-term growth prospects.” “I am happy to have the opportunity to lead BeautyHealth, a company with brands I have admired from afar for some time and have become well-grounded in since joining the Board 18 months ago,” said Ms. Beck. “I look forward to working with our passionate team and dedicated community of providers to strengthen Hydrafacial’s position as a category creator and increase value for shareholders.” A serial entrepreneur and visionary brand-builder, Ms. Beck is the founder and former CEO of Bluemercury, the disruptive omnichannel beauty and spa retailer founded in 1999. Ms. Beck brings a track record of building enduring and authentic brands and delivering significant value. She led Bluemercury from inception to a strategic sale to Macy’s in 2015, and continued to lead the company as an independent business unit of Macy’s until 2021. Under Ms. Beck’s leadership, Bluemercury’s presence spanned nearly 200 brick and mortar stores, a thriving e-Commerce platform, a highly penetrated loyalty program, and private label product brands M-61 Powerful Skincare and Lune+Aster Cosmetics. “It has been an honor to lead BeautyHealth, and I would like to thank Brent and the Board for the opportunity. I leave inspired by the passion of our teams, providers and consumers and the brand- forward vision that Hydrafacial has set out. I believe deeply in the future opportunity of the professional beauty and aesthetics sector—and I remain an ardent supporter of BeautyHealth,” said Mr. Stanleick. Mr. Stanleick will serve in an advisory role with the Company through the end of the year. About The Beauty Health Company The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies, and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful community of estheticians, partners, and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types in more than 90 countries. We are committed to being ever more mindful in how we conduct our

2 business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider/ and learn more at beautyhealth.com or LinkedIn. Contacts Investors: IR@beautyhealth.com Press: press@beautyhealth.com ###